SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of Earliest Event Reported): December 12, 2002

WACKENHUT CORRECTIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Wackenhut Drive #100, Palm Beach Gardens, FL	33410-4243

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (561) 622-5656

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Item 2. Acquisition or Disposition of Assets

On December 13, 2002, Wackenhut Corrections Corporation (“the Company”) acquired four correctional properties (the “Properties”) that the Company currently operates from Wells Fargo Bank Northwest, N.A., a National Banking Association, f/k/a First Security Bank, National Association, not individually but solely as Owner Trustee under the Wackenhut Corrections Trust 1997-1 (the “Seller”). The Properties were formerly included in the Company’s synthetic operating lease facility, which was set to expire on December 18, 2002 and was terminated in connection with the acquisition. The aggregate purchase price for the Properties totaled approximately $155.0 million, consisting of $37.5 million for a property in Michigan, $28.5 million for a property in New Mexico, $63.0 million for a property in North Carolina, and $26.0 million for a property in Texas.

The Company is not related to or affiliated with the Seller and the purchase price for the Properties was based upon the original acquisition and development costs of the Properties. The Company will continue to operate the Properties pursuant to its agreements with various governmental authorities.

Financing for the acquisition of the Properties was provided in part through a new Credit Agreement (the “Credit Agreement”) which the Company entered into on December 12, 2002, with Wachovia Bank, National Association, as Administrative Agent, BNP Paribas, as Syndication Agent, and the lenders who are, or may from time to time become, a party to the Credit Agreement. The Credit Agreement provides for a $175 million, senior secured revolver/term credit facility, consisting of a $50 million, 5-year revolving credit facility and a $125 million, 6-year amortizing term loan (the “Term Loan”). A copy of the Credit Agreement is attached as Exhibit 4.1 hereto and a copy of the Company’s press release describing the Credit Agreement and the Company’s acquisition of the Properties is attached as Exhibit 99.1 hereto.

Of the approximate $155.0 million aggregate purchase price for the Properties, $125.0 million was obtained by the Company from the proceeds of the Term Loan, and the remaining approximately $30.0 million was paid for from the Company’s cash reserves. The Term Loan bears interest at LIBOR plus 4.0%, with a minimum LIBOR rate of 2.0% for the first 18 months. The Term Loan also contains quarterly amortization requirements beginning March 31, 2003 in aggregate principal amounts of $1.25 million in years one through five and $118.75 million in year six. The Company’s obligations under the Credit Agreement, including its obligations under the Term Loan, are secured by mortgages on the Properties, as well as liens on substantially all of the Company’s tangible and intangible assets and guarantees by the Company’s material domestic subsidiaries.

As a result of the acquisition of the Properties, the full value of the Properties will be reflected as an asset and a corresponding liability on the Company’s future balance sheets.

This Form 8-K Report contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that could materially affect actual results,

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including statements regarding estimated earnings, revenues and costs, results of operations and the Company’s ability to maintain growth and strengthen its existing contractual relationships. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this Form 8-K Report. Such factors include, but are not limited to: (1) risks associated with the Company’s ability to control operating costs associated with contract start-ups; (2) the Company’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into the Company without substantial costs; (3) the Company’s ability to win service contracts for which it has submitted proposals and to retain existing management contracts; (4) the Company’s ability to sustain company-wide occupancy rates; and (5) other factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

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Item 7. Financial Statements And Exhibits

(c)   Exhibits.

Exhibit No.	Description

4.1	Credit Agreement, dated December 12, 2002, by and among Wackenhut Corrections Corporation, Wachovia Bank, National Association, as Administrative Agent, BNP Paribas, as Syndication Agent, and the lenders who are, or may from time to time become, a party thereto

99.1	Press Release dated December 16, 2002

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACKENHUT CORRECTIONS CORPORATION

December 27, 2002 Date	By:	/s/ John G. O’Rourke John G. O’Rourke Senior Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and duly authorized signatory)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Credit Agreement, dated December 12, 2002, by and among Wackenhut Corrections Corporation, Wachovia Bank, National Association, as Administrative Agent, BNP Paribas, as Syndication Agent, and the lenders who are, or may from time to time become, a party thereto

99.1	Press release dated December 16, 2002